SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

Commission File Number: 000-24503

Washington Banking Company

(Name of registrant as specified in its charter)

Washington	91-1725825
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

450 S.W. Bayshore Drive
Oak Harbor, Washington 98277
(Address of principal executive offices) (Zip Code)

(360) 679-3121
(Registrant’s Telephone Number, Including Area Code)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 27, 2006
      NOTICE IS HEREBY GIVEN that, pursuant to call of its directors, the Annual Meeting of Shareholders of Washington Banking Company will be held at the Best Western Harbor Plaza, 33175 State Route 20, Oak Harbor, Washington, on Thursday, April 27, 2006 at 3:00 p.m., to consider and to vote upon the following matters:

1. ELECTION OF DIRECTORS. Election of three persons to serve as the Class 1 directors on the Board of Directors until 2009.

2. WHATEVER OTHER BUSINESS as may properly be brought before the Annual Meeting of Shareholders, or any adjournment thereof.
      Only those shareholders of record at the close of business on March 7, 2006 shall be entitled to notice of and to vote at the Annual Meeting of Shareholders, or any adjournment thereof.
      Your Board of Directors unanimously recommends that shareholders vote “FOR” the slate of nominees to the Board of Directors proposed by the Board.

By Order of the Board of Directors

Shelly L. Angus
Corporate Secretary
Oak Harbor, Washington
March 24, 2006
WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY FOLLOWING THE INSTRUCTIONS SET FORTH UNDER “SOLICITATION, VOTING AND REVOCABILITY OF PROXIES.”

WASHINGTON BANKING COMPANY
450 SW Bayshore Drive
Oak Harbor, Washington 98277
PROXY STATEMENT
SOLICITATION, VOTING AND REVOCABILITY OF PROXIES
This Proxy Statement and the accompanying Proxy are being first sent to shareholders on or about March 24, 2006, for use in connection with the Annual Meeting of Shareholders of Washington Banking Company (“WBCO” or the “Company”) to be held on Thursday, April 27, 2006 at 3:00 p.m. at the Best Western Harbor Plaza, 33175 State Route 20, Oak Harbor, Washington (the “Annual Meeting”). Only those shareholders of record of WBCO’s common stock at the close of business on March 7, 2006 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. The number of shares of common stock outstanding and entitled to vote at the Annual Meeting is 7,402,410.
The enclosed Proxy is solicited by the Board of Directors of WBCO. The costs of solicitation will be borne by the Company. In addition to the use of the mails, solicitation may be made, without additional compensation by directors and officers of WBCO and regular employees of WBCO and/or its subsidiary, Whidbey Island Bank (the “Bank”), by telephone, facsimile and/or personal contact. The Company does not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar recordholders for reasonable expenses in mailing proxy materials to beneficial owners.
The Company has not received timely notice of any shareholder proposals to be considered at the Annual Meeting, and shareholders may submit matters for a vote only in accordance with the Company’s Bylaws. The Board of Directors does not presently know of any matter, other than the election of Class 1 directors, to be brought before the Annual Meeting.
On each matter before the Annual Meeting, including the election of directors, shareholders have one vote for each share of common stock held. Shareholders are not entitled to cumulate their votes in the election of directors. Under Washington law, if a quorum is present at the Annual Meeting, the nominees for election as directors who receive the greatest number of votes cast for the election of directors by the holders of shares entitled to vote and present in person or by proxy at the Annual Meeting will be elected directors.
With regard to the election of directors, votes may be cast in favor of some or all of the nominees or withheld as to some or all of the nominees. Abstentions may be specified on all proposals except the election of directors. An abstention from voting will have the practical effect of voting against a proposal since the shares which are the subject of the abstention will be considered present and entitled to vote but will not be voted in favor of the proposal.
If shares are held in “street name” through a broker or other nominee (that is, the broker or nominee is the record holder but not the beneficial owner), the broker or nominee is permitted to exercise voting discretion with respect to the election of directors. Thus, if the broker or nominee is not given specific voting instructions by the beneficial owner, shares may be voted on the election of directors by the broker or nominee at their own discretion. However, if your shares are held in street name and neither you nor your broker votes them, the votes will be “broker non-votes” which will have the effect of excluding your vote from the tallies. If your shares are held in your own name and you do not vote your shares, your shares will not be voted.

For signed Proxies received by WBCO in time for the Annual Meeting, it is the intention of the persons named in the Proxy to vote the shares represented by the Proxy “FOR” the nominees for director listed in this Proxy Statement, unless otherwise directed. Any Proxy given by a shareholder may be revoked before its exercise (1) by delivery to WBCO of a written notice of revocation, (2) by delivery to WBCO of a subsequently dated Proxy, or (3) in open meeting prior to the taking of the shareholder vote. The shares represented by properly executed Proxies that are not revoked will be voted in accordance with the specifications in such Proxies, or, if no preference is specified, in accordance with the recommendation of management as specified above.
The proxy votes will be tabulated by the Company’s transfer agent, U.S. Stock Transfer Corporation. At the meeting, the votes will be counted and inspected by WBCO’s corporate secretary, or her designate, as appointed by the Company’s Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
The following table sets forth information as of the Record Date with respect to beneficial ownership of WBCO’s common stock by (a) each director and director nominee; (b) the Chief Executive Officer, Chief Financial Officer, and Controller of WBCO and the Bank, and the Bank’s Chief Operating Officer and Chief Credit Officer, who were the only executive officers of the Company whose aggregate cash and cash equivalent forms of compensation exceeded $100,000 during 2005 for services rendered to WBCO or its subsidiaries (“Named Executives”); (c) all directors and Named Executives as a group and (d) all shareholders known by WBCO to be the beneficial owners of more than 5% of the outstanding shares of WBCO common stock. Except as noted below, WBCO believes that the beneficial owners of the shares listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares. The percentages shown are based on the number of shares of WBCO common stock deemed to be outstanding, under applicable regulations (including options exercisable within sixty days of the Record Date).

	Shares Beneficially Owned at
	March 7, 2006

			Percentage of Outstanding
Name	Number		Common Stock

Michal D. Cann, Director, President and CEO	178,320	(1)	2.4%
Phyllis A. Hawkins, Senior Vice President and Controller	98,226	(2)	1.3%
Joseph W. Niemer, Executive Vice President and CCO	1,000		*
Rick A. Shields, Senior Vice President and CFO	3,926		*
John L. Wagner, Executive Vice President and COO	9,277	(3)	*
Jerry C. Chambers, Director	7,778	(4)	*
Marlen L. Knutson, Director	96,772	(5)	1.3%
Karl C. Krieg, Director	116,885	(6)	1.6%
Jay T. Lien, Director	91,156	(7)	1.2%
Robert B. Olson, Director	112,618	(8)	1.5%
Anthony B. Pickering, Director	40,340	(9)	*
Edward J. Wallgren, Director	144,122	(10)	1.9%
Directors and executive officers as a group (12 persons)	900,420	(11)	12.2%
Frontier Financial Corporation PO Box 2215 Everett, WA 98203	626,005		8.5%

*	Represents less than 1.0%

(1)	Includes 45,845 shares issuable upon exercise of options, 12,650 of which are exercisable at $3.18 per share, 12,650 of which are exercisable at $5.49 per share, 16,866 of which are exercisable at $7.11 per share, 2,023 of which are exercisable at $5.63 per share, and 1,656 of which are exercisable at $8.18 per share.

(2)	Includes 15,643 shares issuable upon exercise of options, 6,325 of which are exercisable at $5.49 per share, 5,060 of which are exercisable at $7.11 per share, 2,940 of which are exercisable at $5.63 per share, and 1,318 of which are exercisable at $8.18 per share.

(3)	Includes 1,175 shares issuable upon exercise of options, 736 of which are exercisable at $5.63 per share, and 439 of which are exercisable at $7.69 per share.

(4)	Includes 3,679 shares issuable upon exercise of options, 2,023 of which are exercisable at $5.63 per share, and 1,656 of which are exercisable at $8.18 per share.

(5)	Includes (a) 3,679 shares issuable upon exercise of options, 2,023 of which are exercisable at $5.63 per share, and 1,656 of which are exercisable at $8.18 per share and (b) 81,782 shares owned by the Knutson Hauling, Inc. Profit Sharing Trust, for which Mr. Knutson is the trustee.

(6)	Includes (a) 10,257 shares issuable upon exercise of options, 6,578 of which are exercisable at $5.49 per share, 2,023 of which are exercisable at $5.63 per share, and 1,656 of which are exercisable at $8.18 per share and (b) 21,768 shares owned by the Krieg Construction 401(k) Plan, for which Mr. Krieg is the Trustee.

(7)	Includes (a) 10,257 shares issuable upon exercise of options, 6,578 of which are exercisable at $5.49 per share, 2,023 of which are exercisable at $5.63 per share, and 1,656 of which are exercisable at $8.18 per share and (b) 9,108 shares owned by the Dan Garrison, Inc. Profit Sharing Plan, for which Mr. Lien is the Trustee.

(8)	Includes (a) 10,257 shares issuable upon exercise of options, 6,578 of which are exercisable at $5.49 per share, 2,023 of which are exercisable at $5.63 per share, and 1,656 of which are exercisable at $8.18 per share and (b) 988 shares owned for the benefit of Mr. Olson’s grandchildren under the Uniform Gifts to Minors Act, for which Mr. Olson is the custodian.

(9)	Includes 10,257 shares issuable upon exercise of options, 6,578 of which are exercisable at $5.49 per share, 2,023 of which are exercisable at $5.63 per share, and 1,656 of which are exercisable at $8.18 per share.

(10)	Includes 10,257 shares issuable upon exercise of options, 6,578 of which are exercisable at $5.49 per share, 2,023 of which are exercisable at $5.63 per share, and 1,656 of which are exercisable at $8.18 per share.

(11)	Includes 121,306 shares issuable pursuant to options exercisable or becoming exercisable within 60 days of the date of this table at exercise prices ranging from $3.18 to $8.18 per share.
PROPOSAL I: ELECTION OF DIRECTORS
WBCO’s Articles of Incorporation provide that the number of directors to be elected by the shareholders shall be not less than five nor more than 12 and that, within such minimum and maximum, the exact number of directors shall be fixed by resolution of the Board of Directors. The Board of Directors has fixed the number of directors at eight. Directors are divided into three classes, each class serving a period of three years. Approximately one-third of the members of the Board of Directors are elected by the shareholders annually. The terms of the Class 1 directors expire at the 2006 Annual Meeting. Those directors are Karl C. Krieg, Robert B. Olson and Anthony B. Pickering, all of whom have been nominated by the Board of Directors for re-election at the Annual Meeting. If elected, they will hold office until the annual meeting of shareholders in the year 2009 and until their successors are elected and qualified. The terms of the Class 2 directors expire in 2007 and Class 3 directors’ terms expire in 2008.
Each nominee has indicated that he is able and willing to serve on the Board of Directors. If any nominee should become unable or unwilling to serve, the Proxy will be voted for such person as is designated by the Board of Directors to replace any such nominee. The Board of Directors presently has no knowledge that any of the nominees will be unable or unwilling to serve.
Information about the Nominees
The following information is provided about the nominees for election at the Annual Meeting as Class 1 directors whose terms will expire in 2009, and regarding all other incumbent directors,

including their respective names, ages, principal occupations during the past five years and the year first elected a director of WBCO or the Bank. The address for each of the nominees and all incumbent directors is 450 SW Bayshore Drive, PO Box 7001, Oak Harbor, Washington 98277. All nominees and incumbent directors are presently directors of WBCO and the Bank.
Nominees For Election As Class 1 Directors (Terms Expire In 2009):
The Board of Directors recommends a vote “FOR” these nominees.

Karl C. Krieg	Director since 1990
Mr. Krieg, 69, has been the President of Krieg Construction, Inc. since 1979 and is also the President of Krieg Concrete Products, Inc. Mr. Krieg served as Chairman of the Board of WBCO and the Bank from April 2001 until April 2003.

Robert B. Olson	Director since 1992
Mr. Olson, 70, is a private investor and has been involved in land development since 1991. Mr. Olson previously served as the President and Chief Executive Officer of four banks in Washington and Oregon. Mr. Olson served as Chairman of the Board of WBCO and the Bank from April 2003 until April 2005.

Anthony B. Pickering	Director since 1996
Mr. Pickering, 58, has been the owner of Max Dale’s Restaurant since 1983 and of Stanwood Grill since 2001. Mr. Pickering is a past-President of the Skagit Valley Hospital Foundation and previously served as a Trustee for the Washington State University Foundation Board of Trustees. Mr. Pickering currently serves as Chairman of the Board of WBCO and the Bank.
Class 2 Incumbent Directors (Terms Expire In 2007):

Michal D. Cann	Director since 1992
Mr. Cann, 57, has been the President and Chief Executive Officer of WBCO since 1996, and President and Chief Executive Officer of the Bank since 1993. Mr. Cann has over 30 years of banking experience, previously having served as the President of Valley Bank, Mount Vernon, Washington, and in other senior management positions in other banks and a bank holding company.

Jerry C. Chambers	Director since 2000
Mr. Chambers, 57, is the President of Jerry Chambers Chevrolet, Inc., a position he has held since 1973. Mr. Chambers is a member of the National Chevrolet Dealer Council and has served as Past President and Board Member of the Puget Sound Automobile Dealers Association and the United Way of Whatcom County. Mr. Chambers previously served as a board member of KeyBank of Washington, Transmountain Region. He currently serves as Vice Chairman of the Board of WBCO and the Bank.

Marlen L. Knutson	Director since 1996
Mr. Knutson, 73, is the President of Knutson Hauling, Inc., an excavation company. Mr. Knutson was also the owner of Knutson Distributors, Inc., from which he retired in 1990. Mr. Knutson previously served as Chairman of Valley Bank of Mount Vernon, Washington.

Class 3 Incumbent Directors (Terms Expire In 2008):

Jay T. Lien	Director since 1987
Mr. Lien, 62, is the President of Saratoga Passage LLC (formerly known as Dan Garrison, Inc.), a real estate company, since 1986. Mr. Lien served as Chairman of the Board of WBCO and the Bank from September 1998 until April 2001.

Edward J. Wallgren	Director since 1991
Mr. Wallgren, 67, has been the President of Island O.K. Tires, Inc. since 1968, and is currently the owner of seven Les Schwab Tire stores in northwestern Washington. Mr. Wallgren served as Chairman of the Board of WBCO and the Bank from February 1996 until September 1998.
Information Regarding the Board and Its Committees
All non-management directors of the Company are independent of management within the meaning of currently applicable rules of the Securities Exchange Act of 1934 (the “1934 Act”), the Securities and Exchange Commission and the Nasdaq National Market listing requirements. The Company’s non-management directors meet in executive session, without management present, on a regular basis.
The Board of Directors of WBCO has established certain standing committees, including an Audit Committee, a Compensation Committee and a Corporate Governance/ Nominating Committee.
Audit Committee. The main functions performed by the Audit Committee include reviewing and approving the services of the independent auditors, reviewing the plan, scope, and audit results of the internal auditors and the independent auditors, and reviewing the examination reports of bank regulatory authorities. The Audit Committee also reviews the Company’s annual and other reports to the Securities and Exchange Commission (the “SEC”) and the annual report to WBCO shareholders. Current members of the Audit Committee are Messrs. Chambers (Chairman), Lien, Olson and Pickering. Each of the Audit Committee members are independent of management within the meaning of currently applicable rules of the 1934 Act, the Securities and Exchange Commission and the Nasdaq National Market listing requirements. Based on its review of the criteria for a “financial expert” under applicable rules, the Board of Directors believes that Mr. Olson qualifies as an audit committee financial expert. The Company’s Board of Directors has adopted a written charter for the Audit Committee, which was filed as an exhibit to the Company’s 2004 Proxy Statement. There were six meetings of the Audit Committee during 2005 and each of the Audit Committee members attended at least 75% of the meetings.
Compensation Committee. The Compensation Committee is responsible for establishing and monitoring compensation programs, and for evaluating the performance of executive officers of WBCO and its subsidiaries. Current members of the Compensation Committee are Messrs. Krieg (Chairman), Knutson, Pickering and Wallgren. Each of the Compensation Committee members are independent of management within the meaning of currently applicable rules of the 1934 Act, the Securities and Exchange Commission and the Nasdaq National Market listing requirements. During 2005, there were six meetings of the Compensation Committee and each of the Compensation Committee members attended at least 75% of the meetings.

Corporate Governance/Nominating Committee. The Corporate Governance Committee takes a critical role in guiding the Company’s strategic direction and oversees the management of the Company, as well as performing the functions of a nominating committee. Board candidates, including directors up for reelection, are considered based upon various criteria, such as broad-based business and professional skills and experiences, banking experience, concern for long-term interests of the shareholders, personal integrity, freedom from conflicts of interest, sound business judgment, community involvement and time available to devote to board activities. Current members of the Corporate Governance Committee are Messrs. Wallgren (Chairman), Krieg, Lien and Pickering. The Corporate Governance Committee is comprised solely of directors who are independent of management within the meaning of currently applicable rules of the 1934 Act, the Securities and Exchange Commission and the Nasdaq National Market listing requirements. The Corporate Governance/ Nominating Committee Charter is posted on the Company’s website, www.wibank.com. During 2005, the Corporate Governance Committee met five times and each of the Corporate Governance Committee members attended at least 75% of the meetings.
Board of Directors Meetings. There were 12 meetings of the Board of Directors of the Company during 2005. All directors attended at least 75% of the total meetings of the Board in 2005.
Director Compensation. During 2005, the Company’s non-officer directors received a monthly fee of $1,000 plus $500 for each monthly board meeting attended. In addition, non-officer directors serving on the Loan Committee received $500 per month. The Chairman of the Board received an additional $1,000 per month; the Audit Committee Chairman and the Named Financial Expert each received an additional $900 per month. The remaining non-officer directors each received $350 for each committee meeting attended. The Company has one officer-director who received a monthly fee of $1,250 for service as a director. See “Executive Compensation.”
Since 1993, the Company has used shareholder-approved stock award plans that allow for stock options and awards to be granted to directors, as well as officers and key employees. In 2005, each non-officer director was granted a restricted stock award of 733 shares (as adjusted for the May 17, 2005 stock split). There were no stock options granted to directors during 2005.
Shareholder Nominations for 2006 Annual Meeting of Shareholders
In accordance with the Company’s Bylaws, shareholder nominations for the 2006 Annual Meeting of Shareholders, if any, must be made in writing not less than 14 nor more than 50 days prior to the Annual Meeting, and must be delivered or mailed to the Chairman of WBCO. However, if less than 21 days’ notice of the Annual Meeting is given to shareholders, the notification must be mailed or delivered to the Chairman not later than the close of business on the seventh day following the day on which notice of the Annual Meeting was mailed. Such notification should contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of stock of WBCO that will be voted for each proposed nominee; (d) the name and address of the notifying shareholder; (e) the number of shares of stock of WBCO owned by the notifying shareholder; and (f) whether the nominee has agreed to serve if elected. Nominations not made in accordance with the above requirements may be disregarded by the Chairman of the Annual Meeting, in his discretion, and upon the Chairman’s instruction, the vote teller may disregard all votes cast for such a nominee.

Communications with Directors
The Board provides a process for stockholders to send communications to the Board or any of the directors. Stockholders may send communications to the Board or any of the directors c/o Secretary, Washington Banking Company, 450 SW Bayshore Drive, P.O. Box 7001, Oak Harbor, Washington 98277. All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual director on a periodic basis.
Director Attendance at Annual Meeting
It is the Company’s policy that the directors who are up for election at the annual meeting attend the annual meeting. All directors who were up for election at the 2005 Annual Meeting of Shareholders attended the 2005 Annual Meeting of Shareholders.

STOCK PERFORMANCE GRAPH
The following graph shows a five-year comparison of the total return to shareholders of WBCO’s common stock, the Nasdaq U.S. Stock Index (which is a broad nationally recognized index of stock performance by companies traded on the Nasdaq National Market System and the Nasdaq Small Cap Market), the SNL Securities $500M to $1 Billion Bank Index (comprised of publicly-traded banks located in the U.S. with assets between $500 million and $1 billion) and the SNL Securities Nasdaq Bank Index (comprised of banks listed on the Nasdaq National Market System). The definition of total return includes appreciation in market value of the stock as well as the actual cash and stock dividends paid to shareholders.
The graph assumes that the value of the investment in WBCO’s common stock and each of the indices was $100 on December 31, 2000 and that all dividends were reinvested.

Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

Washington Banking Company	100.00	119.97	168.81	235.37	307.47	417.83
NASDAQ Composite	100.00	79.18	54.44	82.09	89.59	91.54
SNL $500M-$1B Bank Index	100.00	129.74	165.63	238.84	270.66	282.26
SNL NASDAQ Bank Index	100.00	108.85	111.95	144.51	165.62	160.57

Source: SNL Financial LC, Charlottesville, VA	(434) 977-1600
© 2006

EXECUTIVE COMPENSATION
Report of the Compensation Committee Regarding Executive Compensation
This report of WBCO’s Compensation Committee describes in general terms the process the Compensation Committee undertakes and the factors it considers in determining the appropriate compensation for WBCO’s executive officers, including the executive officers who are named in the Summary Compensation Table that follows. This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 (the “Securities Act”) or the 1934 Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
General. The Compensation Committee is responsible for establishing and monitoring compensation programs, and for evaluating the performance of executive officers of WBCO and its subsidiaries. The Compensation Committee reviews and approves individual executive officer salaries, bonuses, stock option grants and other equity-based awards.
Compensation Philosophy. WBCO, acting through the Compensation Committee, believes that compensation of its executive officers and other key personnel should reflect and support the goals and strategies that the Company establishes. The Company’s objective has been for qualitative and sustainable growth, coupled with maintaining profitability. Geographic expansion activity is expected to continue, as is growth within the current branch structure. The Company’s objectives are intended to create long-term value for WBCO’s shareholders, consistent with protecting the interests of depositors.
Management’s strategy is to continue to provide a high level of personal service to its customers and to expand loans, deposits and other products and services that it offers its customers. Maintenance of asset quality will be emphasized by controlling nonperforming assets and adhering to prudent underwriting standards. In addition, management will strive to further manage noninterest expense and will continue to improve internal operating systems.
The Compensation Committee believes that these goals are best supported by attracting and retaining well-qualified executive officers and other personnel through competitive compensation arrangements, with emphasis on rewards for significant contributions to the Company’s success and on aligning the interests of the executive officers and other personnel with those of WBCO’s shareholders.
The Compensation Committee follows a compensation philosophy that includes stock options and other stock-based compensation. The emphasis is intended to create a close link between the interests of employees and shareholders and to focus on growth in assets and earnings while maintaining good asset quality and increasing long-term shareholder value.
The Compensation Committee anticipates that it will continue to emphasize stock-based compensation in the future.
Compensation Programs and Practices. WBCO’s compensation program includes competitive salary and benefits, an annual incentive cash bonus based upon attainment of Company and individual performance goals, and opportunities for employee ownership of WBCO common stock through a stock incentive program.
In determining compensation packages for individual executives, the Compensation Committee considers various subjective and objective factors, including (1) individual job responsibilities and experience; (2) individual performance in terms of both qualitative and quantitative goals;

(3) WBCO’s overall performance, as measured by attainment of strategic and budgeted financial goals and prior performance; and (4) industry surveys of compensation for comparable positions with similar institutions in the State of Washington, the Pacific Northwest and the United States.
While industry surveys are a valuable tool in evaluating comparable status, the Compensation Committee recognizes that there are many variables that need to be considered. With this in mind, the Compensation Committee determined that it was prudent to have a third-party review of the current employee compensation package to ensure that overall compensation was comparable to peers. In 2004, the Compensation Committee hired a compensation consulting firm to evaluate the total compensation package provided to WBCO employees. Executive compensation was a major focus of the evaluation.
It is not anticipated that the limitations on deductibility, under the Internal Revenue Code Section 162(m), of compensation to any one executive that exceeds $1,000,000 in a single year will apply to WBCO or its subsidiaries in the foreseeable future. In the event that such limitation would apply, the Compensation Committee will analyze the circumstances presented and act in a manner that, in its judgment, would be in the best interests of the Company. This may or may not involve actions to preserve deductibility.
Components of WBCO’s compensation programs are as follows:

Base Salary. Salary levels of executive officers are designed to be competitive within the banking industry. In setting competitive salary ranges, the Compensation Committee works with management to periodically evaluate current salary levels of other financial institutions with size, lines of business, geographic locations and market place position similar to WBCO’s. Base salaries for WBCO’s executive officers other than the Chief Executive Officer are based upon recommendations by the CEO, taking into account the subjective and objective factors described above. The Compensation Committee reviews and approves or disapproves such recommendations.

Annual Incentive Bonus. Executive officers have an annual incentive opportunity with cash awards (bonuses) based on the overall performance of WBCO and on attainment of individual performance targets. The payout awards utilized in this plan are designed to provide market competitive payout percentages for the achievement of minimum, target and maximum performance goals. Performance goals are pre-established each year and may be based on one or more criteria, including, but not limited to, the following: return on average equity, deposit growth, loan growth, asset quality, and growth in earnings. The overall performance goals are determined each fiscal year by the Compensation Committee, with final approval by the Board of Directors. The incentive award payouts are calculated as a proportion of threshold, target and maximum criteria levels, and based upon an assessment of the Company’s performance and achievement of individual goals, as compared to the pre-established goals.

Stock Option and Other Stock-Based Compensation. Equity-based compensation is intended to more closely align the financial interests of WBCO’s executives with long-term shareholder value and to assist in the retention of executives who are key to the success of WBCO and Whidbey Island Bank. Equity-based compensation generally has been in the form of incentive stock options and restricted stock awards pursuant to existing stock plans. The Compensation Committee, with final approval by the Board, determines from time to time which executives, if any, will receive stock awards and determines the number of shares subject to each grant. Grants of stock options and awards are based on the performance of WBCO and various subjective factors relating primarily to the responsibilities of individual executives, their expected future contributions to WBCO and prior grants. There were 29,427 shares of restricted stock and no stock options awarded to employees in 2005. As of the Record Date, there has been one grant for 500 shares of stock options awarded in 2006. In addition, Mr. Cann has elected to receive $56,549 of his bonus compensation for 2005 in the form of 3,039 shares of restricted stock issued on March 8, 2006 and Mr. Shields has elected to receive $5,500 of his bonus compensation for 2005 in the form of 294 shares of restricted stock issued on March 8, 2006.

Chief Executive Officer Compensation. In evaluating the compensation of Mr. Cann for services rendered in 2005, the Compensation Committee considered both quantitative and qualitative factors.
In reviewing quantitative factors, the Compensation Committee reviewed WBCO’s 2005 financial results and compared them with WBCO’s 2005 budget and actual financial results for 2004. Specifically, the Compensation Committee considered that (1) net income for 2005 increased 53% from 2004; (2) total assets, total loans and total deposits grew by 10%, 9% and 13%, respectively, at year-end 2005 from year-end 2004; (3) nonperforming assets to total assets improved to 0.30% at year-end 2005, from 0.61% at year-end 2004; (4) return on equity (annualized) increased to 17.87%, as compared with 13.37% for 2004; and (5) the efficiency ratio improved by more than 3 percent to 60.37%.
The Compensation Committee also considered certain qualitative accomplishments by Mr. Cann in 2005. The Compensation Committee recognized Mr. Cann’s leadership in strategically positioning WBCO for future significant developments in the banking industry and in the Company’s market area and otherwise developing long-term strategies for the organization.
Based on the foregoing, and consistent with the Compensation Committee’s overall compensation philosophy, the Compensation Committee made the following determinations with respect to Mr. Cann’s compensation in 2005: Mr. Cann’s annual salary in 2005 was set at $239,000 and he was awarded an incentive (bonus) payment of $136,549. Mr. Cann elected to receive $80,000 of his bonus compensation for 2005 in cash and the remaining $56,549 in the form of 3,039 shares of restricted stock issued on March 8, 2006.
Conclusion. The Compensation Committee believes that for the 2005 fiscal year, the compensation of Mr. Cann, as well as for the other executive officers, was consistent with WBCO’s overall compensation philosophy and related to the realization of the Company’s goals and strategies for the year.
Respectfully submitted by:

Compensation Committee:
Karl C. Krieg, Chairman
Marlen L. Knutson
Anthony B. Pickering
Edward J. Wallgren
Stock Award Plans
(Note: Share numbers have been adjusted for stock splits and stock dividends; the most recent of which was a four-for-three stock split distributed on May 17, 2005.)

Equity-based compensation generally has been in the form of incentive and nonqualified stock options, and restricted stock awards pursuant to existing and previous stock option and award plans.
1992, 1993 and 1998 Plans. In 1992, the Company adopted an employee stock option plan (“1992 Plan”), under which 759,000 shares of common stock were authorized to be issued upon exercise of incentive stock options (“ISOs”). Of the shares authorized by the 1992 Plan and as of the Record Date, 87,285 shares currently are subject to options granted but not exercised and 646,396 shares have been issued upon exercise of options granted. The Company adopted a plan permitting grants of nonqualified stock options (“NSOs”) to directors in 1993 (“1993 Plan”) for up to 253,000 shares of common stock. Under the 1993 Plan and as of the Record Date, 32,890 shares are currently subject to options granted but not exercised and 211,753 shares have been issued upon exercise of options granted. Under the 1998 Stock Option and Restricted Stock Award Plan (“1998 Plan”), 271,553 shares of common stock were authorized to be issued upon exercise of ISOs and NSOs and the award of restricted stock. As of the Record Date, there were 196,119 shares subject to options granted but not exercised, under the 1998 Plan. As of the Record Date, 20,371 shares have been issued upon exercise of options granted and 33,959 shares of restricted stock have been issued under the 1998 Plan.
The 1992 and 1993 Plans were terminated as to further grants of options upon the adoption of the Company’s 1998 Plan and the 1998 Plan was terminated as to further grants upon the adoption of the Company’s 2005 Stock Incentive Plan (“2005 Plan”).
2005 Plan. Under the 2005 Plan, 666,666 shares are authorized to be issued upon exercise of ISOs and NSOs and the award of restricted stock. As of the Record Date, there were 500 shares subject to options granted but not exercised, and 1,000 shares of restricted stock had been issued. No shares had been issued upon exercise of options granted under the 2005 Plan as of the Record Date. In addition, Mr. Cann elected to receive $56,549 of his bonus compensation for 2005 in the form of 3,039 shares of restricted stock issued on March 8, 2006 and Mr. Shields elected to receive $5,500 of his bonus compensation for 2005 in the form of 294 shares of restricted stock issued on March 8, 2006.
The following is a summary of the principal provisions of the 2005 Plan:

Purpose. The purpose of the 2005 Plan is to (1) enhance the long-term profitability and shareholder value of WBCO by offering stock-based incentives (“Awards”) to employees, directors, consultants and agents of, and individuals to whom offers of employment have been made by, WBCO or its subsidiaries; (2) attract and retain the best available personnel for positions of responsibility with WBCO and its subsidiaries; and (3) encourage employees and directors to acquire and maintain stock ownership in WBCO.

Shares Subject to Plan. The number of shares that may be optioned and sold under the 2005 Plan, subject to adjustments for any stock splits, stock dividends, or other changes in the capitalization of the Company, shall equal 666,666, which includes any shares that are represented by awards under prior plans, which are forfeited, expire or are cancelled without the delivery of shares or which result in the forfeiture of shares back to the Company. To the extent permitted by applicable law, expired, forfeited, terminated or canceled Award shares will again become available for delivery as pursuant to the 2005 Plan.

Limitations. Not more than 25% of the aggregate number of shares available for delivery pursuant to an Award granted under the Plan may be issued to any participant during any one calendar year. In addition, in the case of Incentive Stock Options, the aggregate fair market value of all shares becoming exercisable in any one year shall not exceed $100,000.

Types of Awards. Awards may include: Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Units, Performance Shares, Performance Units, Stock Appreciation Rights or Dividend Equivalent Rights. ISOs are intended to meet all the requirements of an “Incentive Stock Option” as defined in Section 422 of the Internal Revenue Code.

Stock Option Grants. The exercise price for each option granted will be determined by the Compensation Committee, but for ISOs will not be less than 100% of the fair market value of WBCO common stock on the date of grant. For purposes of the 2005 Plan, “fair market value” means the closing transaction price of the common stock on the date of grant as reported on the Nasdaq National Market System.

The term of options will be fixed by the Compensation Committee. No ISO granted under the 2005 Plan can be exercisable after 10 years from the date of the grant. Each option will be exercisable pursuant to a vesting schedule determined by the Compensation Committee. Since option grants and stock awards are discretionary, WBCO cannot currently determine the number of shares that will be subject to Awards in the future pursuant to the 2005 Plan. The Compensation Committee currently intends to make Awards primarily to officers and key employees of WBCO and the Bank.

Deferred Compensation Plan
In December 2000, the Bank approved the adoption of an Executive Deferred Compensation Plan (“Comp Plan”) to take effect January 2001, under which select participants may elect to defer receipt of a portion of eligible compensation.
The following is a summary of the principal provisions of the Comp Plan:

Purpose. The purpose of the Comp Plan is to (1) provide a deferred compensation arrangement for a select group of management or highly compensated employees within the meaning of Sections 201(2) and 301(a)(3) of ERISA and directors of the Bank, and (2) attract and retain the best available personnel for positions of responsibility with the Bank and its subsidiaries. The Comp Plan is intended to be an unfunded deferred compensation agreement. Participation in the Comp Plan is voluntary.

Source of Benefits. Benefits under the Comp Plan are payable solely by the Bank. To enable the Bank to meet its financial commitment under the Comp Plan, assets may be set aside in a corporate-owned vehicle. These assets are available to all general creditors of the Bank in the event of the Bank’s insolvency. Participants of the Comp Plan are unsecured general creditors of the Bank with respect to the Comp Plan benefits.

Deferrals under the Comp Plan may reduce compensation used to calculate benefits under the Bank’s 401(k) Plan. To the extent applicable, it is intended that the Comp Plan and any awards made under the Comp Plan comply with the requirements of Section 409A of the Internal Revenue Code. Any provision that would cause the Comp Plan or any award to fail to satisfy Section 409A will have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

Summary Compensation Table
The following table sets forth the aggregate compensation earned by the Named Executives, whose aggregate cash and cash equivalent forms of compensation exceeded $100,000 for services rendered to WBCO or its subsidiaries in all capacities paid or accrued for the fiscal year ended December 31, 2005.

		Annual Compensation					Long-term Compensation

Name and						Director	Number of Shares	Restricted Stock	All Other
Principal Position	Year	Salary		Bonus		Fees	Underlying Options	Awards(13)	Compensation

Michal D. Cann,	2005	$239,000		$80,000	(1)	$15,000	1,832(4)	3,039	$12,126	(5)
President and Chief	2004	$230,000		$60,000	(2)	$15,350			$10,405	(5)
Executive Officer/	2003	$210,000		$60,000	(3)	$15,150			$8,870	(5)
WBCO and Bank
Phyllis A. Hawkins,	2005	$116,000		$32,915	(1)		2,564(6)		$3,244	(7)
Senior Vice	2004	$116,000		$30,000	(2)				$3,859	(7)
President and	2003	$108,000		$32,000	(3)				$3,140	(7)
Controller/ WBCO and Bank
Joseph W. Niemer,	2005	$165,000	(8)	$25,453	(1)		1,000(9)		$1,159	(7,8)
Executive Vice				$10,000	(9)				$15,600	(10)
President and Chief Credit Officer/Bank
Rick A. Shields,	2005	$126,667		$45,278	(1)		593(4)	294	$995	(7)
Senior Vice	2004	$115,000	(11)						$1,012	(7, 11)
President and Chief									$15,343	(12)
Financial Officer/ WBCO and Bank
John L. Wagner,	2005	$169,167		$70,703	(1)		1,465(4)		$5,446	(7)
Executive Vice	2004	$142,650		$55,000	(2)				$4,885	(7)
President and Chief	2003	$129,000		$45,000	(3)				$4,174	(7)
Operating Officer/Bank

(1)	Reflects bonus earned in 2005 but paid in 2006; in addition, Mr. Cann and Mr. Shields elected to receive a portion of their 2005 bonus compensation in the form of restricted stock awards (refer to footnote 13).

(2)	Reflects bonus earned in 2004 but paid in 2005.

(3)	Reflects bonus earned in 2003 but paid in 2004.

(4)	Restricted stock awards for performance during 2004 were granted in 2005.

(5)	The amount disclosed represents matching contributions under the Company’s 401(k) Plan, together with long-term disability, group term life, accidental death and dismemberment insurance premiums, and includes the value associated with the personal use of a Company-owned vehicle.

(6)	Includes restricted stock awards for performance during 2004 and for electing immediate termination of an executive severance agreement. All shares were issued March 31, 2005.

(7)	The amount disclosed represents matching contributions under the Company’s 401(k) Plan, together with long-term disability, group term life, accidental death and dismemberment insurance premiums.

(8)	Annualized. Executive’s employment began August 22, 2005. Actual salary and benefits paid during 2005 were $60,057 and $386, respectively.

(9)	Cash bonus and restricted stock award per acceptance of employment.

(10)	Housing expense annualized. Executive’s employment began August 22, 2005. Actual housing expenses paid during 2005 were $6,643.

(11)	Annualized. Executive’s employment began November 1, 2004. Actual salary and benefits paid during 2004 were $19,167 and $169, respectively.

(12)	Relocation expense.

(13)	The amounts disclosed in this column represent the number of shares of restricted stock that were issued to the Executives on March 8, 2006 (refer to footnote 1).
Equity Compensation Plan Information
The following table summarizes the number of shares subject to exercise and the number available for future issuance as of the Record Date:

	Number of Securities to Be	Weighted Average	Number of Securities
	Issued Upon Exercise of	Exercise Price of	Remaining Available for
Plan Category	Outstanding Options	Outstanding Options	Future Issuance

Equity compensation plans approved by security holders	316,294	$6.07	665,166
Equity compensation plans not approved by security holders	—	—	—
Total	316,294	$6.07	665,166
Stock Grants in 2005. There were 7,454 shares of restricted stock and zero stock options granted to the Named Executives in 2005. As of the Record Date, no stock awards had been granted to Named Executives in 2006. However, Mr. Cann elected to receive $56,549 of his bonus compensation for 2005 in the form of 3,039 shares of restricted stock issued March 8, 2006 and Mr. Shields elected to receive $5,500 of his bonus compensation for 2005 in the form of 294 shares of restricted stock issued March 8, 2006.
Option Exercises and Year-End Option Values. The following table summarizes option exercises and the value of unexercised options held by the Named Executives at December 31, 2005:

	Shares		Number of Shares	Value of Unexercised
	Acquired		Underlying Unexercised	In-the-Money Options
	on	Value	Options (Exercisable/	(Exercisable/
Name	Exercise	Realized(1)	Unexercisable)	Unexercisable)(1)

Michal D. Cann	25,300	$384,520(2)	45,845/2,454	$581,684/$28,130(5)
Phyllis A. Hawkins	6,324	$73,770(3)	15,643/1,614	$187,295/$18,111(5)
Joseph W. Niemer	0	N/A	N/A	N/A
Rick A. Shields	0	N/A	N/A	N/A
John L. Wagner	1,172	$9,516(4)	1,175/1,614	$13,912/$18,542(5)

(1)	In accordance with applicable rules of the SEC, values are calculated by subtracting the exercise price from the fair market value of the underlying stock.

(2)	Fair market value is deemed to be $17.617, the adjusted closing price of WBCO’s common stock reported on the Nasdaq National Market System on the date of exercise.

(3)	Fair market value is deemed to be $14.084, the adjusted closing price of WBCO’s common stock reported on the Nasdaq National Market System on the date of exercise.

(4)	Fair market value is deemed to be $14.528, the adjusted closing price of WBCO’s common stock reported on the Nasdaq National Market System on the date of exercise.

(5)	Fair market value is deemed to be $18.240, the adjusted closing price of WBCO’s common stock reported on the Nasdaq National Market System on December 30, 2005.
Other Employee Benefits. The Company maintains a salary savings 401(k) Plan for its employees, including its executive officers. All persons employed by the Company who are at least 21 years of age may elect to contribute a portion of their salary to the 401(k) Plan beginning the first of the month following the employee’s date of hire. Participant employees are eligible to receive Company contributions following completion of at least one year of service and an annual minimum of 1,000 service hours; contributions of up to 5% of salary are matched 50% by the Company, subject to certain specified limits. WBCO contributed approximately $214,552 in matching funds to the 401(k) Plan during 2005.
Certain employees and officers of the Company may participate in the Company’s discretionary bonus plan. Contributions by the Company are based upon year-end results of operations for the Company and attainment of goals by individuals. For 2005, the Company contributed $1,745,068 to the bonus plan for such employees and officers.
The Company provides a group health insurance plan along with the normal vacation and sick-pay benefits.
Executive Severance and Employment Agreements
The Company has executive employment agreements with Messrs. Cann, Niemer, Shields and Wagner. In the event of a Change of Control and termination of the executive either by employer without Cause, or by the executive for Good Reason (all as defined in the agreements), a severance benefit would be paid. The severance benefit for Mr. Cann would be an amount equal to two times the amount of his highest base salary over the prior three years plus two times the amount of the annual bonus last paid, or two times the average bonus paid over the prior three years, whichever is greater. The agreements for the other three executives provide that the executive would receive a severance benefit in an amount equal to one and one half times the amount of his highest base salary over the prior three years plus one and one half times the amount of the annual bonus last paid, or one and one half times the average bonus paid over the prior three years, whichever is greater.
The provisions of the executive employment agreements are triggered by a “change of control,” which means a change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Company, as such quoted terms are defined and used in Section 280G of the Internal Revenue Code.
BENEFICIAL OWNERSHIP AND
SECTION 16(a) REPORTING COMPLIANCE
WBCO is a reporting company pursuant to Section 12 of the 1934 Act. Under Section 16(a) of the 1934 Act, and the rules promulgated thereunder, directors, officers, greater than 10% shareholders, and certain other key personnel (the “Reporting Persons”) are required to report their ownership and any change in ownership of WBCO securities to the SEC. WBCO believes that the Reporting Persons have complied with all Section 16(a) filing requirements applicable to them.

In making the foregoing statement, WBCO has relied solely upon written representations of the Reporting Persons, its lack of knowledge of the existence of any holder of greater than 10% of WBCO outstanding common stock, and copies of the reports that the Reporting Persons have filed with the SEC.
INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS
During 2005, certain directors and executive officers of WBCO and the Bank, and their associates, were customers of the Bank, and it is anticipated that such individuals will be customers of the Bank in the future. All transactions between the Bank and its officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unrelated persons. In the opinion of management, such transactions with executive officers and directors did not involve more than the normal risk of collectibility or present other unfavorable features. The aggregate outstanding amount of loans to directors and officers and their related parties was approximately $6,141,305 on December 31, 2005.
RELATIONSHIP WITH
INDEPENDENT PUBLIC ACCOUNTANTS
The firm of Moss Adams LLP (“Moss Adams”) was engaged by WBCO as its independent accountants for the year ended December 31, 2005. WBCO has selected the firm of Moss Adams as its independent accountants for the year ending December 31, 2006. A representative of Moss Adams is expected to be present at the Annual Meeting to make a statement, if desired, and to be available to respond to appropriate questions.
Fees Billed By Moss Adams During 2005
Audit and Non-audit Fees. The following table presents fees for professional audit services rendered by Moss Adams for the audit of the Company’s annual financial statements for 2005 and 2004, and fees billed for other services rendered by Moss Adams.

	2005	2004

Audit fees:	$202,828	$113,174
Audit related fees:	10,200	22,107
Tax fees:	27,900	18,008
All other fees:	3,730	300
TOTAL	$244,658	$153,589

The Company’s Audit Committee charter contains the Company’s policy on pre-approval of all non-audit services permitted under Commission rules that may be provided to the Company by the independent auditors. The Company requires that all non-audit services rendered to the Company by Moss Adams be approved by the Audit Committee. The Audit Committee pre-approves, on a quarterly basis, the provision of certain permissible tax services and services related to compliance with the Sarbanes Oxley Act of 2002 up to a designated dollar amount per quarter. All other proposals for non-audit services are submitted to the Audit Committee for prior approval. In all cases, the Audit Committee considers whether the provision of such services would impair the independence of the Company’s auditors.

Report of the Audit Committee
The following report of the Audit Committee is made pursuant to the rules of the SEC and the Company’s Audit Committee Charter. This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the 1934 Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.
The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent auditors the independent auditors’ independence.
As outlined in the Company’s Audit Committee Charter, the Audit Committee’s job is one of oversight. Management is responsible for the preparation of the Company’s financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee and the Board recognize that management, the internal audit staff and the independent auditors have more resources, time, detailed knowledge and information regarding the Company’s accounting, auditing, internal control and financial reporting practices than the Audit Committee does. Accordingly, the Audit Committee’s oversight role does not provide any expert or special assurance as to the financial statements and other financial information provided by the Company to its shareholders and others.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.
Respectfully submitted by:

Audit Committee:
Jerry C. Chambers, Chairman
Jay T. Lien
Robert B. Olson
Anthony B. Pickering

CODE OF ETHICS
The Company has adopted a Code of Conduct which contains a Code of Ethics that is applicable to the Chief Executive Officer, Chief Financial Officer and all other persons performing similar functions. The Company’s Code of Conduct is available on the Company’s website at www.wibank.com and is also available free of charge by writing to Washington Banking Company, Investor Relations, 450 SW Bayshore Drive, Oak Harbor, WA 98277.
INFORMATION CONCERNING SHAREHOLDER PROPOSALS
A shareholder proposing to transact business at WBCO’s 2007 Annual Meeting of Shareholders must provide notice of such proposal to the Corporate Secretary of WBCO no later than November 15, 2006. For shareholder proposals to be considered for inclusion in WBCO’s proxy statement and form of proxy relating to its 2007 Annual Meeting of Shareholders, such proposals must be received by WBCO no later than November 15, 2006. If WBCO receives notice of a shareholder proposal after November 15, 2006, the persons named as proxies in the proxy statement and/or form of proxy will have discretionary authority to vote on such shareholder proposal.
In addition, shareholders seeking to include proposals in the proxy materials for the 2007 Annual Meeting of Shareholders must comply with all applicable regulations, including Rule 14a-8 under the 1934 Act.
2005 REPORT TO SHAREHOLDERS AND ANNUAL REPORT — 10-K
The Company’s 2005 Annual Report and Form 10-K for the fiscal year ended December 31, 2005, accompanies this proxy statement. Additional copies will be furnished to shareholders upon written request to Washington Banking Company, Investor Relations, 450 SW Bayshore Drive, PO Box 7001, Oak Harbor, WA 98277.
OTHER MATTERS
The Board of Directors knows of no other matters to be brought before the Annual Meeting. If other matters should properly come before the Annual Meeting, it is the intention of the persons appointed in the Proxy to vote the shares represented by the Proxy in accordance with recommendations of management on such matters.
WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

WASHINGTON BANKING COMPANY
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 27, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned shareholder of WASHINGTON BANKING COMPANY (“WBCO”) hereby nominates, constitutes and appoints Jerry C. Chambers and Michal D. Cann, and each of them (with full power to act alone) the true and lawful attorneys and proxies, each with full power of substitution, for me and in my name, place and stead, to act and vote all the common stock of WBCO standing in my name and on its books on March 7, 2006 at the Annual Meeting of Shareholders to be held at the Best Western Harbor Plaza, 33175 State Route 20, Oak Harbor, Washington on April 27, 2006 at 3:00 p.m., and at any adjournment thereof, with all the powers the undersigned would possess if personally present.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS. THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE DIRECTORS SET FORTH ON THE REVERSE HEREOF.
PLEASE SIGN AND DATE ON REVERSE

▼ DETACH PROXY CARD HERE ▼

1. ELECTION OF DIRECTORS.
A proposal to elect as directors the persons listed below to serve until the Annual Meeting of Shareholders in the year 2009 or until their successors are duly elected and qualified.
☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY TO VOTE (in the manner listed below)

Nominees:	Karl C. Krieg	Robert B. Olson	Anthony B. Pickering
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name listed above. To withhold authority to vote for all nominees, strike a line through all names listed above.)
2. In management’s discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.
Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, this proxy will be voted in accordance with the recommendations of management.

☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW
I (WE) WILL ☐ WILL NOT ☐ ATTEND THE MEETING IN PERSON.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders for the April 27, 2006 Annual Meeting, and the accompanying documents forwarded therewith, and ratifies all lawful action taken by the above-named attorneys and proxies.

Date:

Signature

Signature
NOTE: Signature(s) should agree with name(s) on WBCO stock certificate(s). Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships should so indicate when signing. All joint owners must sign.
PLEASE RETURN IMMEDIATELY